EXHIBIT 4.1

ENVIRONMENTAL INFRASTRUCTURE HOLDINGS CORP.

2011 EMPLOYEE AND CONSULTANT STOCK COMPENSATION PLAN

1.   Purpose . The purpose of this 2011 Employee and Consultant Stock Plan (“Plan”) is to provide compensation in the form of common stock (“Common Stock”), $0.0001 par value, of Environmental Infrastructure Holdings Corp.(the “Company”) to employees and “eligible consultants” (as defined in Section 3 hereof) who have previously rendered services to the Company or who will render services to the Company in the future.

2.   Administration . (a) This Plan shall be administered by the Board of Directors of the Company who may from time to time (i) issue orders or adopt resolutions not inconsistent with the provisions of this Plan and (ii) interpret the provisions and supervise the administration of the Plan. The President of the Company shall make initial determinations as to which employees and “eligible consultants” (including professionals and advisors) will be considered to receive shares of Common Stock under the Plan and on what terms and conditions. The President of the Company will provide a list of such individuals to the Board of Directors. All final determinations under the Plan shall be made by the affirmative vote of a majority of the members of the Board of Directors at a meeting called for such purpose, or reduced to writing and signed by a majority of the members of the Board of Directors. Subject to the Company’s Bylaws, all decisions by the Board of Directors in selecting employees and “eligible consultants,” establishing the number of shares and construing the provisions of this Plan shall be final, conclusive and binding on all persons, including the Company, shareholders, employees and “eligible consultants.”

3.   Eligible Consultants . The Company may engage “advisors” and/or “consultants,” who are residents of the United States of America and who may participate in this Plan in the future, as long as such “advisors” and/or “consultants” fit the definition of “employee” included the General Instructions to Securities and Exchange Commission (“SEC”) Form S-8, which define the term “employee” to include any employee, director, general partner, officer, consultant or advisor. Such General Instructions impose three essential limitations on “consultants” and “advisors” eligible for participation in a plan covered by SEC Form S-8. Therefore, in order for a “consultant” or “advisor” to the Company to be an “eligible consultant” under this Plan and to be eligible to receive shares of Common Stock under this Plan and pursuant to a Form S-8 filed by the Company with the SEC, such “consultant” and/or “advisor” (i) must be a natural person; (ii) must provide bona fide services to the Company; and (iii) the services rendered by such “consultant” or “advisor” may not be in connection with the offer or sale of securities in a capital-raising transaction and may not directly or indirectly promote or maintain a market for the Company’s securities.

4.   Shares Subject to the Plan . The total number of shares of Common Stock subject to this Plan is as follows: 10,000,000 shares of Common Stock for employees and directors, and 10,000,000 shares of Common Stock for advisors and/or eligible consultants.

5.   Investment Intent . Unless and until the sale and issuance of Common Stock subject to the Plan are registered under the Securities Act of 1933, as amended (“Securities Act”). or shall be exempt from registration pursuant to the rules promulgated thereunder, each grant of Common Stock under the Plan shall provide that the acquisitions of Common Stock hereunder shall be for investment purposes and not with a view to, or for resale in connection with, any distribution thereof. Further, unless the issuance and sale of the Common Stock has been registered under the Securities Act, each grant of Common Stock shall provide that no shares shall be sold unless and until (i) all then applicable requirements of state and federal laws and regulatory agencies shall have been fully complied with to the satisfaction of the Company and its counsel; and (ii) if requested to do so by the Company, the person who is to receive a grant of Common Stock pursuant to the Plan shall have executed and delivered to the Company a letter of investment intent and/or such other form related to applicable exemptions from registration, all in such form and substance as the Company may required.

6.   Stock Splits, Stock Dividends, Combinations or Reclassifications . In the event of any change in the outstanding stock of the Company by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event (“Adjusting Event”), the Board of Directors may adjust proportionally (a) the number of shares of Common Stock reserved under the Plan, which have not been granted as of the effective date of such Adjusting Event.

7.   Withholding . The Company shall have the right to deduct from any grant of Common Stock an appropriate number of shares for payment of taxes by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. If Common Stock is used to satisfy tax withholding, such stock shall be valued in good faith by the Board of Directors, who may use reported trading data from the principal exchange or trading platform upon which the Company’s stock is traded for such period of time as the Board of Directors may determine in compliance with applicable law.

8.   Governing Law . The Plan and all determinations made and action taken pursuant hereto, to the extent not otherwise governed by the securities laws of the United States, shall be governed by the law of the State of Delaware and construed accordingly.

9.   Termination of the Plan . This Plan shall terminate upon the issuance of all shares available under the Plan or when it is otherwise terminated by the Board of Directors.

10.   Effective Date of the Plan. This Plan shall become effective upon its adoption by the

Board of Directors.

CERTIFICATION OF ADOPTION
(By the Board of Directors)

The undersigned, constituting all members of the Board of Directors of Environmental Infrastructures Holding Corp., hereby certify that the foregoing Plan was adopted by their unanimous written consent dated May 3, 2011.

/s/ Michael D. Parrish                                                                                     /s/ Kurt M. Given
Michael D. Parrish, Chairman of the Board                                                 Kurt M. Given, Director

/s/ James K. Weber
James K. Weber, Director